Exhibit 99.1

For more information:	Investor Relations;
John Ritchie	JoAnn Horne
Chief Financial Officer	Market Street Partners
EFI	415-445-3239
650-357-3500

EFI Reports Third Quarter 2006 Results

Revenues $138.2 million, GAAP EPS ($0.49), Non-GAAP EPS $0.29

Foster City, Calif. – October 24, 2006 – EFI (Nasdaq: EFII), the world leader in digital controllers, super-wide format printers and inks and print management solutions, announced today its quarterly financials and that a Special Committee of its Board of Directors has commenced an independent investigation of EFI’s historical stock option grants.

For the quarter ended September 30, 2006, revenue was $138.2 compared to third quarter 2005 revenue of $142.1 million. For the nine months ended September 30, 2006, revenue was $409.8 million, compared to $323.1 million for the same period last year.

Non-GAAP net income was $18.5 million or $0.29 per diluted share in the third quarter of 2006, compared to $21.8 million, or $0.35 per diluted share for the same period in 2005.

Non-GAAP net income was $54.7 million or $0.84 per diluted share for the nine months ended September 30, 2006, compared to $33.5 million or $0.56 per diluted share for the same period in 2005.

GAAP net loss was $(27.3) million or $(0.49) per diluted share in the third quarter of 2006, compared to net income of $18.5 million or $0.30 per diluted share for the same period in 2005. As previously announced, in the third quarter the company recognized a GAAP tax charge related to a plan to align the manufacturing and distribution of several product lines with that of its controller business. The tax charge for this alignment was $35.7 million. The charge is expected to result in a cash payment in the fourth quarter of approximately $7.0 million. This alignment is anticipated to result in a reduction of our GAAP and pro-forma effective tax rates beginning in 2007.

GAAP net loss was $(3.3) million or $(0.06) per diluted share for the nine months ended September 30, 2006, compared to a net loss of $(15.4) million or $(0.28) per diluted share for the same period in 2005.

Non-GAAP net income is computed by adjusting GAAP net income by the impact of recurring amortization of acquisition-related intangibles, stock-based compensation expenses, certain tax charges, as well as other non-recurring charges and gains.

“Our Q3 results showed that our increasingly diversified product portfolio can help partially offset the impact of late Fiery product introductions,” said Guy Gecht, CEO of EFI. “The enthusiastic marketplace response to our new lineup of VUTEk products combined with our strong ink business provided solid returns in our inkjet category. We look for this trend to accelerate into the fourth quarter while at the same time we expanded our commitment to the industrial inkjet business through our pending acquisition of Jetrion.”

The Company also announced today that a Special Committee of its Board of Directors has commenced an independent investigation of EFI’s historical stock option grants. The independent investigation was recommended by management based on a voluntary review of past option grant practices in which potential errors were discovered related to certain historical grants. The Special Committee will be assisted by independent legal counsel. As part of this process, the Company has voluntarily contacted the staff of the SEC to inform them about the ongoing review.

Facts may come to light once the investigation is completed that may require the Company to change its accounting treatment of stock options granted in prior periods. This may or may not have a material adverse effect on its results for those periods or other periods. Because the investigation has only recently commenced, we cannot make any predictions or provide further information about its potential findings at this time. The Company will make a future announcement about the results of the investigation as its findings are known.

The Company also announced that two shareholder derivative suits were filed on August 16, and September 11, 2006, in the Superior Court in San Mateo, California. The complaints allege, among other things, that certain of its current and past officers and directors breached their fiduciary duty to the Company by improperly backdating certain grants of EFI stock options to officers of the Company and violating the terms of EFI’s stock option plans, violating generally accepted accounting practices by failing to recognize compensation expenses with respect to certain option grants during the years 1996-2001, and disseminating inaccurate financial statements. As a result of the ongoing investigation, the Company will delay the filing of its Form 10-Q for the quarter ended September 30, 2006. The Company is focused on resolving any potential issues as quickly as possible and plans to file its Form 10-Q as soon as possible following completion of the investigation.

Outlook for Q4 2006

•	For the fourth quarter of 2006 the Company expects revenues in the range of $150.0 million to $154.0 million, including the recently announced Jetrion acquisition assuming closing in a timely fashion.

•	For the fourth quarter, the Company expects non-GAAP earnings per share of $0.35 to $0.38.

•	For the fourth quarter the Company expects GAAP earnings are estimated to be $0.21 to $0.24 per share.

•	The Company expects a fourth quarter pro forma tax rate of 28%.

GAAP net income outlook includes an estimated charge related to the implementation of FAS 123R. This estimate is subject to change. Both the non-GAAP and the GAAP earnings estimates include the 9.1 million shares related to the Company’s contingently convertible debt when dilutive to earnings.

Reconciliation of non-GAAP to GAAP EPS estimates	Three Months Ended December 31, 2006
Non-GAAP EPS estimate	$0.35	$0.38
Amortization of acquisition-related intangibles – pre tax	$(0.14)	$(0.14)
Amortization of stock based compensation – pre tax	$(0.08)	$(0.08)
Tax effect of non-GAAP adjustments	$0.08	$0.08
GAAP EPS estimate	$0.21	$0.24

EFI will discuss the company’s financial results by conference call at 2:00 p.m. PDT today. Instructions for listening to the conference call over the Web are available on the investor relations portion of EFI’s website at www.efi.com.

About our Non-GAAP Net Income and Adjustments

To supplement our consolidated financial results prepared under generally accepted accounting principles, or GAAP, we use a non-GAAP measure of net income that is GAAP net income adjusted to exclude certain recurring and non-recurring costs, expenses and gains. Our non-GAAP net income gives an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, non-GAAP net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with or an alternative for GAAP and may be materially different from non-GAAP measures used by other companies. We compute non-GAAP net income by adjusting GAAP net income with the impact of recurring amortization of acquisition-related intangibles, stock-based compensation expenses, certain tax charges, as well as non-recurring charges and gains. The presentation of this additional information should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP.

Safe Harbor for Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include “As previously announced, in the third quarter the company recognized a GAAP tax charge related to a plan to align the manufacturing and distribution of several product lines with that of its controller business. The tax charge for this alignment was $35.7 million. The charge is expected to result in a cash payment in the fourth quarter of approximately $7.0 million. This alignment is anticipated to result in a reduction of our GAAP and pro-forma effective tax rates beginning in 2007”, “Our Q3 results showed that our increasingly diversified product portfolio can help partially offset the impact of late Fiery product introductions...The enthusiastic marketplace response to our new lineup of VUTEk products combined with our strong ink business provided solid returns in our inkjet category...We look for this trend to increase into the fourth quarter while at the same time we expanded our commitment to the industrial inkjet business through our pending acquisition of Jetrion”, “Facts may come to light once the investigation is completed that may require the Company to change its accounting treatment of stock options granted in prior periods. This may or may not have a material adverse effect on its results for those periods or other periods. Because the investigation has only recently commenced, we cannot make any predictions or provide further information about its potential findings at this time. The Company will make a future announcement about the results of the investigation as its findings are known”, “As a result of the ongoing investigation, the Company will delay the filing of its Form 10-Q for the quarter ended September 30, 2006. The Company is focused on resolving any potential issues as quickly as possible and plans to file its Form 10-Q as soon as possible following completion of the investigation”, “For the fourth quarter of 2006 the Company expects revenues in the range of $150.0 million to $154.0 million. For the fourth quarter, the Company expects non-GAAP earnings per share of $0.35 to $0.38. For the fourth quarter the Company expects GAAP earnings are estimated to be $0.21 to $0.24 per share. The Company expects a fourth quarter pro forma tax rate of 28%. GAAP net income outlook includes an estimated charge related to the implementation of FAS 123R. This estimate is subject to change. Both the non-GAAP and the GAAP earnings estimates include the 9.1 million shares related to the company’s contingently convertible debt when dilutive to earnings” Past performance is not necessarily indicative of future results. Forward-looking statements are subject to certain risks and uncertainties that could cause actual future results to differ materially, including, but not necessarily limited to, the following: (1) Management’s ability to forecast revenues and control expenses, especially on a quarterly basis, continues to be a challenge. Unexpected declines in revenue without a corresponding and timely decline in expenses could have a material adverse effect on results of operations; (2) the Special Committee inquiry into option grants and option grant practices may impact costs and alter the impact of past periods on results for future periods; (3) the expected delay in filing our 10-Q, and any required restatement of past financial results, could result in a delisting of our Common stock by Nasdaq, or in the declaration of an event of default under our outstanding convertible debentures, if we are not able to obtain a waiver or to cure such default in a timely manner; (4) current world-wide financial/economic difficulties continue including variations in foreign exchange rates; (5) variations in growth rates or declines in the printing and imaging market across various geographic regions may cause a material impact in our results; (6) changes in historic customer order patterns, including changes in customer and channel inventory levels may cause a material impact in our results; (7) changes in the mix of products sold leads to variations in results; (8) market acceptance of new products and contribution to EFI’s revenue cannot be assured; (9) delays in product delivery can cause quarterly revenues and income to fall significantly short of anticipated levels; (10) competition and/or market factors in the various markets may pressure EFI to reduce prices on certain products; (11) competition with products internally developed by EFI’s customers may result in declines in EFI sales and revenues; (12) excess or obsolete inventory and variations in inventory valuation may cause a material impact in our results; (13) continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments may not be assured; (14) timely and qualitative execution in the manufacturing of products may not be assured; (15) litigation involving intellectual property or other matters may cause a material impact in our results;

(16) our ability to adequately service our debt; (17) our ability to successfully integrate VUTEk’s business with our own without operational disruption to their business or ours, loss of sales, unexpected costs or adverse impact on relations with customers or suppliers; (18) our financial results as filed on Form 10-Q and Form 10-K may differ from the results included in our earnings press releases due to the complexity in accounting rules; and (19) other risk factors listed from time to time in the Company’s SEC reports. EFI undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with EFI’s business, please refer to the section entitled “Factors That Could Adversely Affect Performance” of EFI’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI’s Investor Relations Department by phone at 650-357-3828 or by email at investor.relations@efi.com or EFI’s Investor Relations website at http://www.efi.com.

About Electronics for Imaging, Inc. / EFI

EFI (www.efi.com) is the world leader in digital controllers, superwide format printers and inks and print management solutions. EFI’s award-winning technologies offer end to end, integrated document management tools from creation to print, including high fidelity color Fiery® print servers that can output up to 2000 ppm; VUTEk superwide digital inkjet printers and UV and solvent inks capable of printing on flexible and rigid substrates; powerful print production workflow and management information software solutions for increased performance and cost efficiency; and an array of corporate printing solutions. EFI’s integrated solutions connect seamlessly, delivering unbeatable performance, cost savings and increased productivity. EFI maintains 23 offices worldwide.

Electronics for Imaging, Inc.

Condensed Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data) (unaudited)	2006	2005	2006	2005
Revenue	$138,212	$142,102	$409,815	$323,141
Cost of revenue	55,887	55,414	163,829	121,499

Gross profit	82,325	86,688	245,986	201,642
Operating expenses:
Research and development	31,654	27,635	93,545	81,190
Sales and marketing	23,537	23,940	72,288	59,134
General and administrative	11,710	9,769	29,866	25,872
Amortization of intangible assets	8,767	9,765	26,821	18,227
Restructuring charges	—	—	—	2,685
Acquired in-process research and development expense	—	—	—	38,200

Total operating expenses	75,668	71,109	222,520	225,308

Income (loss) from operations	6,657	15,579	23,466	(23,666)
Interest and other income, net:
Interest and other income	6,749	3,497	16,897	10,477
Interest expense	(1,250)	(1,250)	(3,753)	(3,758)
Gain on sale of product lines	—	—	6,995	—

Total interest and other income, net	5,499	2,247	20,139	6,719
Income (loss) before income taxes	12,156	17,826	43,605	(16,947)
Provision for (benefit from) income taxes	39,495	(672)	46,933	(1,510)

Net income (loss)	$(27,339)	$18,498	$(3,328)	$(15,437)

Fully Diluted EPS calculation

Net income (loss)	$(27,339)	$18,498	$(3,328)	$(15,437)

After-tax adjustment of convertible debt-related costs	—	750	—	—

Income (loss) for purposes of computing diluted net income (loss) per share	$(27,339)	$19,248	$(3,328)	$(15,437)

Net income (loss) per diluted common share	$(0.49)	$0.30	$(0.06)	$(0.28)

Shares used in diluted per share calculation	56,267	64,698	56,518	54,182

Electronics for Imaging, Inc.

Reconciliation of GAAP Net Income to Non-GAAP Net Income

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands, except per share data) (unaudited)	2006	2005	2006	2005
Net income (loss)	$(27,339)	$18,498	$(3,328)	$(15,437)

In-process research and development expense	—	—	—	38,200
Amortization of intangible assets	8,767	9,765	26,821	18,227
Restructuring charges	—	—	—	2,685
Gain on sale of product lines	—	—	(6,995)	—
Adjustment to allowance for bad debt	—	—	(3,773)	—
Stock based compensation expense – Cost of revenue	341	17	999	35
Stock based compensation expense – Research and development	1,738	174	5,081	306
Stock based compensation expense – Sales and marketing	655	29	1,935	58
Stock based compensation expense – General and administrative	2,058	447	6,245	862
Loss on securities liquidated to fund acquisition	—	—	—	540
Tax effect of non-GAAP adjustments	32,296	(7,175)	27,684	(11,938)

Non-GAAP net income (loss)	$18,516	$21,755	$54,669	$33,538

After-tax adjustment of convertible debt-related expense	750	750	2,250	2,249

Income for purposes of computing diluted non-GAAP net income per share	$19,266	$22,505	$56,919	$35,787

Non-GAAP net income (loss) per diluted common share	$0.29	$0.35	$0.84	$0.56

Shares used in per share calculation	66,663	64,698	67,411	63,859

Electronics for Imaging, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)	September 30, 2006	December 31, 2005
Assets
Cash, cash equivalents and short-term investments	$523,419	$469,616
Accounts receivable, net	90,573	67,926
Inventories, net	29,305	25,874
Other current assets	39,503	32,267

Total current assets	682,800	595,683

Property and equipment, net	50,314	49,600
Restricted investments	88,580	88,580
Goodwill	190,234	189,667
Intangible assets, net	122,751	153,722
Other assets	4,933	5,276

Total assets	$1,139,612	$1,082,528

Liabilities & Stockholders’ equity
Accounts payable	35,768	$30,937
Accrued and other liabilities	81,564	88,035
Income taxes payable	38,354	16,327

Total current liabilities	155,686	135,299

Long term deferred tax liability	18,053	530
Long-term obligations	240,000	240,000

Total liabilities	413,739	375,829

Total stockholders’ equity	725,873	706,699

Total liabilities and stockholders’ equity	$1,139,612	$1,082,528

Revenue Break-Down

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands) (unaudited)	2006	2005	2006	2005
Revenue by Product
Controller products	$78,198	$88,295	$229,700	$221,879
Wide format digital inkjet products	42,083	36,036	124,377	47,651
Professional printing applications	17,931	17,771	55,738	53,611

Total	$138,212	$142,102	$409,815	$323,141

Revenue by Geographic Area
Americas	$71,640	$72,672	$210,089	$177,481
Europe	37,824	42,189	117,609	87,984
Japan	23,224	15,175	51,121	36,120
Rest of World	5,524	12,066	30,996	21,556

Total	$138,212	$142,102	$409,815	$323,141